UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2012 (September 12, 2012)

BROOKS AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25434	04-3040660
(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 262-2400.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 12, 2012, Brooks Automation, Inc. (“Brooks” or the “Company”) committed to a reduction in force in order to reduce its operating costs and improve profitability in light of the expected near-term macro-economic environment. In addition, the Company previously committed to a downsizing, refocusing and relocation of the Company’s life sciences operation in Oberdiessbach, Switzerland (the “Swiss Restructuring”). Through both of these actions, the Company expects to reduce its workforce by approximately 150 employees, 66 of which are contingent employees and 19 of which are part of the Swiss Restructuring. The total reduction represents approximately 10 percent of the Company’s workforce. Brooks currently expects to substantially complete the reduction in force prior to the end of the fourth quarter of fiscal 2012.

Brooks expects to incur approximately $2.4 to $2.8 million in cash charges related to the reduction in force and the Swiss Restructuring, most of which will be recognized in the fourth quarter of fiscal 2012. Greater than 90 percent of these expected charges are the result of severance and other workforce reduction costs, while the remainder relate to the Swiss Restructuring. The Company estimates that these combined actions will result in a reduction in annual operating expenses of approximately $11 million, not including any restructuring charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason Joseph
Jason Joseph Vice President, General Counsel and Secretary

Date: September 17, 2012